Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2005 (April 12, 2006 as to Note 7) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles as described in Note 1 to the consolidated financial statements) relating to the financial statements of Books-A-Million, Inc. (the “Company”) incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended January 28, 2006 and of our report dated April 25, 2005 relating to the Company’s financial statement schedule, appearing in the Annual Report on Form 10-K of the Company for the year ended January 28, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Birmingham, Alabama
July 12, 2006